Exhibit 16


September 28, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 28, 2001, of Fab Industries, Inc. and are in agreement with the statements contained in Item 4(a) on page 2 therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/ ERNST & YOUNG LLP